FOR IMMEDIATE RELEASE	EXHIBIT 99.1

For: United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports First Quarter 2006 Results

•	First quarter net income totaled $13.5 million, or $.57 per share
•	First quarter total revenues totaled $154.1 million
•	First quarter combined ratio was 99.2%
•	Book value of $21.28 per share as of March 31, 2006

CEDAR RAPIDS, IA – April 24, 2006 – United Fire & Casualty Company (NASDAQ: UFCS) today reported first quarter 2006 net income of $13.5 million, or $.57 per share. Net income for the first quarter of 2005 was $32.6 million, or $1.55 per share (after providing for the dividend and accretion on convertible preferred stock). First quarter 2006 diluted earnings were $.57 per share, compared to diluted earnings of $1.38 per share for the first quarter of 2005. The deterioration in our quarterly results is attributable to adverse development during the first quarter of 2006 in our loss and loss settlement expense reserves related to Hurricane Katrina. The financial impact of Hurricane Katrina on our first quarter financial results is discussed below.

Net operating income, which is net income excluding after-tax realized investment gains and losses, for the first quarter of 2006 was $10.8 million, or $.46 per share. Net operating income for the first quarter of 2005 was $31.4 million, or $1.49 per share (after providing for the dividend and accretion on convertible preferred stock).

Total revenues were $154.1 million in the first quarter of 2006, an increase of 0.5 percent, from $153.4 million in the first quarter of 2005. Net premiums earned decreased 1.7 percent to $120.6 million in the first quarter of 2006, compared to $122.7 million in the first quarter of 2005. Net realized investment gains increased 125.6 percent to $4.1 million in the first quarter of 2006, compared to $1.8 million in the first quarter of 2005. Investment income increased 1.5 percent to $29.2 million in the first quarter of 2006, compared to $28.8 million in the first quarter of 2005.

As of December 31, 2005, we had recorded $178.2 million in net losses and loss adjustment expenses related to Hurricane Katrina. This amount was based upon the best information available to us at the time, and was what we believed to be an adequate estimate of the ultimate impact of this storm on our financial results. However, during the first quarter of 2006, we continued to experience adverse development on our loss and loss settlement expense reserves recorded for Hurricane Katrina claims. Contributing extensively to this adverse development was the abnormally severe impact of increased demand for building materials and labor on construction costs within the hurricane affected region. We had anticipated a significant level of demand surge when initially establishing our reserves related to Hurricane Katrina. However, the extreme nature of this storm has produced levels of demand surge well in excess of the levels considered in our initial loss reserving process. Another factor which contributed significantly to the adverse development was the impact of considerable delays in the reconstruction of damaged properties within the hurricane affected region, resulting in increased incurred losses relating to our business interruption claims. Additional Hurricane Katrina claims reported to us since year end have also had a negative impact on our loss development from this storm during the quarter. The adverse development of our losses and loss settlement expenses related to Hurricane Katrina resulted in a substantial increase in the catastrophe losses incurred in the first quarter of 2006, as compared to the first quarter of 2005. The following table details the impact that catastrophes had on our underwriting results for the first quarter of 2006. Comparatively, pre-tax catastrophe losses, net of reinsurance, of $.4 million for the first quarter of 2005 added .4 points to the first quarter 2005 combined ratio, resulting in a reduction in after-tax earnings of $.01 per share.

Catastrophe Losses - Three Months Ending March 31, 2006 (Unaudited)
(Dollars in Thousands Except Per Share Data)
Catastrophe	Losses and Loss Settlement Expenses, Net of Reinsurance	After-Tax Earnings Per Share Impact	Combined Ratio Impact

Hurricane Katrina	$ 31,264	$ (0.86)	28.1%
Hurricane Rita	308	(0.01)	0.3%
Other	5,784	(0.16)	5.2%
Total	$ 37,356	$ (1.03)	33.6%

Because we had exhausted our reinsurance coverage available for Hurricane Katrina during 2005, the additional development of losses and loss settlement expenses from this storm during the first quarter of 2006 was not eligible for reinsurance recovery. The level of incurred costs we recorded for Hurricane Katrina through March 31, 2006, which incorporates more appropriate levels of estimated construction costs, represents our current best estimate of the ultimate impact this storm will have on our financial results. However, our future financial results could be materially impacted if it becomes necessary to further revise the assumptions we have utilized in establishing reserves related to Hurricane Katrina.

The catastrophe costs incurred during the first quarter of 2006 not related to loss development from Hurricanes Katrina and Rita were generated primarily by a series of severe storms striking Missouri from March 11th through March 13th of this year. Through March 31, 2006, we had recorded $4.5 million in net losses incurred in response to these storms.

“Although our noncatastrophe experience was outstanding in the first quarter of 2006, Hurricane Katrina continues to have a negative impact on our financial results,” said President & CEO John A. Rife. “In the first quarter, we reported $31.3 million in catastrophe losses and loss settlement expenses related to this hurricane.

“While we realize it may be some time before we are able to put Hurricane Katrina completely behind us, our company continues to learn as much as we can from this tragedy. We feel our company is better prepared for future major hurricanes.

“The storm season has already begun in the Midwest, as evidenced by the series of tornadoes which hit Missouri in mid-March. Since quarter end, our company was also impacted by an early spring storm which struck Iowa City. We estimate that this storm will result in approximately $3.0 million to $6.0 million in catastrophe losses to our company.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES	Three Months Ended March 31,
Unaudited Financial Results (In Thousands Except Per Share Data and Number of Shares)	2006	2005
Revenues
Net premiums written	$128,783	$123,956
Net premiums earned	$120,623	$122,696
Investment income, net of investment expenses	29,176	28,761
Realized investment gains	4,124	1,828
Other income	219	92
Total Revenues	154,142	153,377

Benefits, Losses and Expenses
Losses and loss settlement expenses	81,882	49,828
Increase in liability for future policy benefits	4,934	3,919
Amortization of deferred policy acquisition costs	30,280	27,507
Other underwriting expenses	7,428	10,679
Interest on policyholders' accounts	12,881	14,085
Total Benefits, Losses and Expenses	137,405	106,018

Income before income taxes	16,737	47,359
Federal income tax expense	3,286	14,759
Net income	$13,451	$32,600
Less preferred stock dividends and accretions	$—	$1,357
Earnings available to common shareholders	$13,451	$31,243
Net operating income	$10,770	$31,412
Weighted average shares outstanding	23,598,841	20,156,708
Basic earnings per common share	$0.57	$1.55
Diluted earnings per common share	$0.57	$1.38
Cash dividends declared per common share	$0.12	$0.12

Following is a discussion of first quarter 2006 results for each business segment.

Property and casualty insurance segment

In the first quarter of 2006, our property and casualty insurance segment’s pre-tax income was $11.9 million, compared to pre-tax income of $44.9 million in the first quarter of 2005. The deterioration is primarily attributable to the additional losses and loss settlement expenses reported for Hurricane Katrina during the first quarter of this year.

Net premiums written in the first quarter of 2006 were $120.4 million, compared to $116.4 million in the first quarter of 2005. The increase in net premiums written is primarily attributable to the increased level of business being generated in our Midwestern states. The favorable impact of this increased level of business on our net premiums written was partially diminished by the continuation of pricing decreases in several of our lines of business. In aggregate, our premium rates decreased by 4 to 5 percent during the first quarter of 2006. Net premiums earned in the first quarter of 2006 were $111.3 million, compared to $113.5 million in the first quarter of 2005. The decrease in net premiums earned is attributable to the adverse impact on our premium rates of the increased level of competition experienced recently in the property and casualty insurance industry.

Losses and loss settlement expenses increased to $77.0 million in the first quarter of 2006 from $44.9 million in the first quarter of 2005. Without the severe impact of Hurricane Katrina loss development, our quarterly loss experience was very comparable to that experienced during the first quarter of 2005. The strong non-catastrophe results we achieved during the first quarter were attributable to the continuation of the very low levels of non-catastrophe claims frequency we have experienced.

The net loss ratio, which includes loss settlement expenses, was 69.2 percent for the first quarter of 2006 versus 39.6 percent for the first quarter of 2005. The increase in the net loss ratio reflects the impact that Hurricane Katrina had on our first quarter underwriting results. The first quarter 2006 commercial lines net loss ratio (including reinsurance) was 63.4 percent, compared to 39.8 percent for the first quarter of 2005. The first quarter 2006 personal lines net loss ratio was 130.0 percent, compared to 37.5 percent for the first quarter of 2005. The significant deterioration in the personal lines results had a limited impact on our overall net loss ratio because our personal lines business represents less than 10 percent of our overall net premium volume. The expense ratio was 30.0 percent for the first quarter of 2006, compared to 29.3 percent in the first quarter of 2005.

“Despite increased competition in the property and casualty insurance market, we have experienced increases in both new business submissions and the renewal of commercial business in many of our licensed states in the first quarter, particularly in the Midwest,” said President & CEO John A. Rife.

“Although our hurricane exposure is significant in Louisiana, we believe that premium rate increases will strengthen the viability of doing business in that region. Effective July 1, our company will apply an average statewide rate increase of 38 percent on new homeowners policies in Louisiana, with the largest percentage increases in the New Orleans area. In addition, we are re-assessing the concentration of our exposures within Louisiana as well as our underwriting guidelines applied to business within the state. Specifically, guidelines relating to construction quality and deductibles.”

Property & Casualty Insurance Unaudited Financial Results:	Three Months Ended March 31,
(Dollars in Thousands)	2006	2005
Revenues
Net premiums written	$120,394	$116,430
Net premiums earned	$111,254	$113,455
Investment income, net	8,641	8,040
Realized investment gains	2,269	1,548
Total Revenues	122,164	123,043
Benefits, Losses and Expenses
Losses and loss settlement expenses	76,963	44,876
Amortization of deferred policy acquisition costs	27,825	24,430
Other underwriting expenses	5,497	8,826
Total Benefits, Losses and Expenses	110,285	78,132
Income before income taxes	11,879	44,911
Federal income tax expense	1,578	13,903
Net income	$10,301	$31,008

Life insurance segment

In the first quarter of 2006, our life insurance segment recorded pre-tax income of $4.9 million, compared to $2.5 million for the first quarter of 2005. This improvement in the segment’s first quarter results was attributable to several factors. Total revenues improved primarily as the result of a $1.6 million increase in realized investment gains. This increase was attributable mainly to the call of one of our fixed maturity securities at a price in excess of our carrying value for the security. The improvement in the life insurance segment’s revenues was accompanied by a decrease in its total benefits, losses, and expenses, resulting primarily from a $1.2 million decrease in interest on policyholders’ accounts. This decline was the result of a larger than normal withdrawal of annuity funds experienced during the first quarter. This increased level of annuity withdrawals is discussed further below. Somewhat offsetting this improvement in the segment’s total benefits, losses, and expenses was a $1.0 million increase in the provision for liability for future policyholder benefits, which was attributable to an increase in our single premium whole life business.

The principal product of our life insurance segment is the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles, we do not report annuity deposits as net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the first quarter of 2006, annuity deposits were $22.3 million, compared to $15.8 million in the first quarter of 2005. These deposits were more than offset by annuity surrenders and withdrawals of $39.8 million in the first quarter of 2006, compared to $18.4 million in the first quarter of 2005. The increase in surrenders and withdrawals is primarily attributable to our annuitants seeking alternative investment opportunities to a greater extent in 2006 than in 2005.

“Our life insurance segment continues to produce consistent financial results, which is a counterbalance to the volatility of the property and casualty insurance segment,” said President & CEO John A. Rife. “We experienced solid increases in both life premiums and annuity deposits in the first quarter; however, our annuity deposits were exceeded by annuity surrenders and withdrawals. Unfortunately, we expect the flat yield curve, which occurs when short-term interest rates are comparable to long-term interest rates, to further hinder our ability to attract and retain annuity business in 2006.”

Life Insurance Unaudited Financial Results:	Three Months Ended March 31,
(Dollars in Thousands)	2006	2005
Revenues
Net premiums written	$8,389	$7,526
Net premiums earned	$9,369	$9,241
Investment income, net	20,535	20,721
Realized investment gains	1,855	280
Other income	219	92
Total Revenues	31,978	30,334
Benefits, Losses and Expenses
Losses and loss settlement expenses	4,919	4,952
Increase in liability for future policy benefits	4,934	3,919
Amortization of deferred policy acquisition costs	2,455	3,077
Other underwriting expenses	1,931	1,853
Interest on policyholders' accounts	12,881	14,085
Total Benefits, Losses and Expenses	27,120	27,886
Income before income taxes	4,858	2,448
Federal income tax expense	1,708	856
Net income	$3,150	$1,592

Financial condition and supplementary financial information

At March 31, 2006 our consolidated total assets were $2.6 billion, compared to $2.7 billion at December 31, 2005. Stockholders’ equity at March 31, 2006 was $502.3 million, with a book value of $21.28 per share, versus stockholders’ equity of $500.2 million, with a book value of $21.20 per share, as of December 31, 2005.

Stockholders’ equity included $77.6 million of after-tax net unrealized investment gains as of March 31, 2006, compared to $86.4 million of after-tax net unrealized investment gains as of December 31, 2005. The decrease is attributable to the impact that the increase in interest rates experienced during 2006 had on the carrying value of our available-for-sale fixed income security portfolio.

Consolidated Financial Condition:	March 31, 2006	December 31, 2005
(Dollars in Thousands Except Per Share Data)	(unaudited)
Total assets	$2,648,543	$2,721,924
Total stockholders' equity	502,340	500,212
Total stockholders' equity (book value) per share	21.28	21.20
Total cash and investments	2,248,840	2,254,421

P&C Unaudited Supplementary Financial Analysts' Data:	Three Months Ended March 31,
(Dollars in Thousands)	2006	2005

GAAP combined ratio:
Net loss ratio	69.2%	39.6%
Expense ratio	30.0%	29.3%
Combined ratio	99.2%	68.9%
Combined ratio (without catastrophes)	65.6%	68.5%

Statutory combined ratio:
Net loss ratio	69.2%	39.6%
Expense ratio	29.3%	30.6%
Combined ratio	98.5%	70.2%
Combined ratio (without catastrophes)	64.9%	69.8%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$9,584	$11,072
Losses and loss settlement expenses incurred - personal lines	12,458	4,148
Personal lines net loss ratio	130.0%	37.5%

Premiums earned - commercial lines	$101,670	$102,383
Losses and loss settlement expenses incurred - commercial lines	64,505	40,728
Commercial lines net loss ratio	63.4%	39.8%
*Commercial lines information includes reinsurance results

Non-GAAP Financial Measures

We believe that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses and statutory combined ratio. Net operating income is a key measure used by management and investors to monitor the operating results of a company’s core business. Net premiums written, catastrophe losses and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between net income and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(Dollars in Thousands Except Per Share Data)
First Quarter (Unaudited)	Net Income	After-Tax Realized Gains	Net Operating Income	Net Income/Net Operating Income Per Share*
2006	$13,451	$(2,681)	$10,770	$0.57	/	$0.46
2005	32,600	(1,188)	31,412	1.55	/	1.49
*Per share amounts are calculated after providing for any applicable dividend and accretion on convertible preferred stock.

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. We report these premiums as revenue as they are earned over the underlying policy period. We report net premiums written applicable to the unexpired term of a policy as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(Dollars in Thousands)
First Quarter (unaudited)	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2006	$128,783	$(8,160)	$120,623
2005	123,956	(1,260)	122,696

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are, by their nature, unpredictable. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. The Insurance Services Office, a supplier of property and casualty statistical data, defines as catastrophes those events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. We use this definition, but we also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. For the quarter ending March 31, 2006, losses from these events totaled $.1 million, compared to none for the quarter ended March 31, 2005. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with U.S. generally accepted accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

* * *

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the thirteenth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might”, “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving, including the reserves established for Hurricanes Katrina and Rita, which are based on management estimates; increasing reinsurance rates or lack of availability of reinsurance; reinsurance viability; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and NASDAQ policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; worsening of global economic conditions; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; the resolution of legal issues pertaining to the World Trade Center catastrophe; the resolution of regulatory and legal issues pertaining to Hurricane Katrina; the occurrence of terrorist activity; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.